Exhibit 10.4

RESTRICTED STOCK AWARD AGREEMENT

UNDER THE

PACIFIC CITY FINANCIAL CORPORATION

2013 EQUITY BASED COMPENSATION PLAN

This Restricted Stock Agreement (“Agreement”) is made as of                         , between Pacific City Financial Corporation, a California banking corporation (the “Company”), and                          [name of employee], an employee of the Company or a subsidiary of the Company (“Recipient”), with reference to the following:

A. On July 25, 2013 the shareholders of the Company adopted the Pacific City Financial Corporation 2013 Equity Based Compensation Plan, as amended from time to time thereafter, (the “Plan”), pursuant to which the Stock Option Committee of the Board of Directors (the “Committee”) may grant selected officers and other Company or Company subsidiary employees restricted shares of the Company’s common stock (the “Stock”).

B. The Committee has determined to grant to Recipient an award of restricted shares of Stock pursuant to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the foregoing recitals and the performance of the mutual covenants contained herein, it is hereby agreed as follows:

1. Grant of Restricted Stock Award.

(a) Details of Award. The Company hereby grants a Restricted Stock Award (as defined in the Plan), upon the terms and conditions set forth in this Agreement, with the following terms:

(i)	Number of shares to be issued: Shares (the “Restricted Shares”) of Stock;

(ii)	The date of issuance: , 201 (the “Award Date”); and

(iii)	The consideration, if any, for the Restricted Shares: Recipient’s employment with the Company.

(b) Issuance of Restricted Shares. The Restricted Shares shall be issued upon acceptance hereof by Recipient and upon satisfaction of the conditions of this Agreement.

2. Restricted Shares. Recipient hereby accepts the Restricted Shares when issued and agrees with respect thereto as follows:

(a) Forfeiture Restrictions. The Restricted Shares may not be sold, assigned, pledged, exchanged, hypothecated or otherwise transferred, encumbered or disposed of (the “Forfeiture Restrictions”) to the extent that Forfeiture Restrictions have not lapsed. In the event of termination of Recipient’s employment with the Company or employing subsidiary for any reason other than (i) Retirement, (ii) death, or (iii) Total Disability, except as otherwise provided in the last sentence of subparagraph (b) of this Paragraph 2, Recipient shall, for no consideration, forfeit to the Company all Restricted Shares to the extent then subject to the Forfeiture Restrictions. The Forfeiture Restrictions shall be binding upon and enforceable against any transferee of Restricted Shares.

(b) Lapse of Forfeiture Restrictions. The Forfeiture Restrictions shall lapse as to the Restricted Shares in accordance with the following schedule provided that Recipient has been continuously employed by the Company from the Award Date through the lapse date:

Number of Shares Vesting	Performance Criteria
shares
shares
shares
shares
shares

[Modify the foregoing table as desired.]

Notwithstanding the foregoing, the Forfeiture Restrictions shall lapse as to all of the Restricted Shares on the earlier of (i) subject to the discretion of the Committee, the provision of notice of a Change in Control Event (as provided for in the Plan), or (ii) the date Recipient’s employment with the Company is terminated by reason of death, Total Disability or Retirement. In the event Recipient’s employment is terminated for any other reason, including retirement in accordance with the Company’s policies, with the approval of the Company or employing subsidiary, the Committee or its delegate, as appropriate, may, in the Committee’s or such delegate’s sole discretion, approve the lapse of Forfeiture Restrictions as to any or all Restricted Shares still subject to such restrictions, such lapse to be effective on the date of such approval or Recipient’s termination date, if later.

(c) Certificates/Shareholder Rights. Shares of Restricted Stock will be evidenced by memorandum entries on the records of the Company’s transfer agent. Recipient shall have voting rights and shall be entitled to receive all dividends unless and until the Restricted Shares are forfeited pursuant to the provisions of this Agreement. Upon request of the Committee or its delegate, Recipient shall deliver to the Company a stock power, endorsed in blank, relating to the Restricted Shares then subject to the Forfeiture Restrictions. Upon the lapse of the Forfeiture Restrictions, the Company shall cause a certificate or certificates to be issued in the name of Recipient, or such other name as provided in the Plan, for the shares upon which Forfeiture Restrictions lapsed. Notwithstanding any other provisions of this Agreement, the issuance or delivery of any shares of Stock (whether subject to restrictions or unrestricted) may be postponed for such period as may be required to comply with applicable requirements of any national securities exchange or any requirements under any law or regulation applicable to the issuance or delivery of such shares. The Company shall not be obligated to issue or deliver any shares of Stock if the issuance or delivery thereof shall constitute a violation of any provision of any law or of any regulation of any governmental authority, any national securities exchange or Nasdaq.

3. Withholding of Tax. The receipt of Restricted Shares or the lapse of any Forfeiture Restrictions may result in income to you for federal or state tax purposes. To the extent that you become subject to taxation, you shall deliver to the Company at the time of such receipt or lapse, as the case may be, such amount of money or shares of unrestricted Stock, as the Company may require to meet its withholding obligation under applicable tax laws or regulations. If you fail to do so, the Company is authorized to withhold from any cash or stock remuneration then or thereafter payable to you any tax required to be withheld by reason of such resulting compensation income. Your delivery of Shares to meet the tax withholding obligation is subject to the Company’s Securities Trading Policy as may be in effect from time to time. You must have owned any Stock you deliver for at least six months. Any stock you deliver or which is withheld by the Company will be valued on the date on which the amount of tax to be withheld is determined. Any fractional shares of stock resulting from withholding of taxes will be paid to you in cash.

4. Status of Stock. Recipient agrees that the Restricted Shares to which the restrictions have lapsed will not be sold or otherwise disposed of in any manner which would constitute a violation of any applicable federal or state securities laws. Recipient also agrees (i) that the certificates representing the Shares may bear such legend or legends as the Company deems appropriate in order to assure compliance with applicable securities laws, (ii) that the Company may refuse to register the transfer of the Shares on the stock transfer records of the Company if such proposed transfer would be in the opinion of counsel satisfactory to the Company constitute a violation of any applicable securities law and (iii) that the Company may give related instructions to its transfer agent, if any, to stop registration of the transfer of the Shares.

5. Limitation on Transfer. Other than upon death or pursuant to a DRO, the Restricted Shares and all rights granted under this Agreement are personal to Recipient and cannot be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and will not be subject to execution, attachment or similar processes, except as otherwise provided in Section 1.9 of the Plan.

6. Employment Relationship. For purposes of this Agreement, Recipient shall be considered to be in the employment of the Company as long as Recipient remains an employee or director of either the Company, any successor corporation or a parent or subsidiary corporation (as defined in section 424 of the Internal Revenue Code) of the Company or any successor corporation. Any question as to whether and when there has been a termination of such employment, and the cause of such termination, shall be determined by the Committee, or its delegate, as appropriate, and its determination shall be final.

The Plan and this Agreement shall not constitute a contract of employment between the Company, including, any successor corporation or a parent or subsidiary corporation of the Company or any successor corporation and Recipient. Recipient is an at-will employee except as provided in any other written agreement. Nothing contained in the Plan or the Agreement (or any Award made pursuant to the Plan) shall confer upon any eligible Participant any right to continue in the employment of the Company, or guarantee of payment of future incentives, or shall interfere with, affect or restrict in any way, the rights of the Company, which are expressly reserved, to discharge Recipient, any time for any reason whatsoever, with or without cause.

7. Availability of Plan/Plan Incorporated. Recipient acknowledges that the Company has made available a copy of the Plan, and agrees that this Award of Restricted Shares shall be subject to all of the terms and conditions set forth in the Plan, including future amendments thereto, if any, pursuant to the terms thereof, which Plan is incorporated herein by reference as a part of this Agreement. In the event of any conflict between the Plan and this Agreement, the provisions of the Plan will prevail. Recipient’s rights hereunder are subject to modification or termination in certain events, as provided in the Plan, including without limitation such rules and regulations as may from time to time be adopted or promulgated in accordance with Section 1.3 of the Plan. Capitalized terms not defined in this Agreement shall have the meanings set forth in the Plan.

8. Committee’s Powers. No provision contained in this Agreement shall in any way terminate, modify or alter, or be construed or interpreted as terminating, modifying or altering any of the powers, rights or authority vested in the Committee or, to the extent delegated, in its delegate pursuant to the terms of the Plan or resolutions adopted in furtherance of the Plan, including, without limitation, the right to make certain determinations and elections with respect to the Restricted Shares. All decisions of the Committee (as established pursuant to the Plan) with respect to any questions concerning the application, administration or interpretation of the Plan will be conclusive and binding on the Company and Recipient.

9. Binding Effect. This Agreement shall be binding upon and inure to the benefit of any successors to the Company and all persons lawfully claiming under Recipient.

10. Dispute Resolution. If a dispute arises between Recipient and Company in connection with the Restricted Stock Award, the dispute will be resolved by binding arbitration with the American Arbitration Association (“AAA”) in accordance with the AAA’s Commercial Arbitration Rules then in effect.

11. Governing Law; Venue. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California. Any legal action or proceeding of any kind arising out of or in connection with this Agreement must be brought in a court located in the County of Los Angeles, California.

12. Attorneys’ Fees. In any arbitration or court proceedings arising out of or in connection with this Agreement, the prevailing party shall be entitled to recover its costs of suit and reasonable attorneys’ fees in addition to all other relief to which it is entitled.

[Signatures appear on next page]

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by an officer thereunto duly authorized, and Recipient has executed this Agreement, all as of the date first above written.

Pacific City Financial Corporation,

a California Banking corporation

By:
Name:
Title:

Recipient:

(signature)

(print name)

PLEASE RETURN ONE COPY OF THE SIGNED AGREEMENT TO

[Signature Page to Restricted Stock Award Agreement]